Coopers              Coopers & Lybrand, L.L.P.
& Lybrand            a professional services firm


We consent to the incorporation by reference in the registration statement of Intelligent Decision Systems, Inc. and Subsidiaries (a Development Stage Company) on Form S-8 (Filed on January 29, 1998) of our report, dated August 27, 1997, on our audit of the consolidated financial statements and financial statement schedule of Intelligent Decision Systems, Inc. as of June 30, 1997, and for the year ended June 30, 1997, which report is included in the Annual Report on Form 10-KSB.







/s/ Coopers & Lybrand, L.L.P.

Grand Rapids, Michigan
January 29, 1998


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